Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger, dated June 29, 2016 (this “Amendment”), among Mines Management, Inc., an Idaho corporation (the “Company”), Hecla Mining Company, a Delaware corporation (“Parent”), and HL Idaho Corp., an Idaho corporation (“Merger Sub”, and together with the Company and Parent, the “Parties”, and each, a “Party”).

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated May 23, 2016 (the “Merger Agreement”);

WHEREAS, the Parties desire to amend the Merger Agreement in order to clarify the definition of Shareholder Approval set forth in the Merger Agreement, clarify the courts under which injunctive relief may be sought and clarify the intended tax treatment of the Merger, on the terms and subject to the conditions set forth herein; and

WHEREAS, pursuant to Section 8.6 of the Merger Agreement, the Merger Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors and an instrument in writing signed by the Parties.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Merger Agreement.

2.             Amendments to the Merger Agreement. As of the date hereof, the Merger Agreement is hereby amended or modified as follows:

(a)           Clause (a) of Section 4.3.1 of the Merger Agreement defining “Shareholder Approval” is hereby deleted in its entirety and replaced with the following:

(a) the affirmative vote of a majority of the votes cast by holders of shares of (i) Company Stock and (ii) if and to the extent required under the IBCA and/or the Charter Documents of the Company, Company Preferred Stock, in each case voting as a separate class and entitled to vote to approve this Agreement and the Merger present in person or represented by proxy at a validly called special meeting with a quorum present (the “Shareholder Approval”) and

(b)           The second sentence of Section 9.9.4 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement of posting a bond or other security, exclusively in any state or federal court within the State of Idaho and any appellate court in which appeals from such court may be taken, and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity.

(c)           The following provision is hereby included as a new Section 2.7 under Article II of the Merger Agreement:

Section 2.7            Tax Treatment of Merger.  For U.S. federal income tax purposes, the Parties intend that (i) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (ii) this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

3.             Limited Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Merger Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Merger Agreement or of any other Transaction Document (as defined below) or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import will mean and be a reference to the Merger Agreement as amended by this Amendment.

4.             Representations and Warranties. Each Party hereby represents and warrants to the other Parties that:

(a)           It has the full right, corporate power and authority to enter into this Amendment and to perform its obligations hereunder and under the Merger Agreement as amended by this Amendment.

(b)           This Amendment has been executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Parties hereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any Enforceability Limitations.

5.             Miscellaneous.

(a)           This Amendment, and all claims and causes of action arising out of, based upon, or related to this Amendment or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware, except and only to the extent that the IBCA and IMETA mandatorily apply.

(b)           This Amendment is for the sole benefit of the Parties and their permitted assigns and respective successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

(c)           The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

(d)           This Amendment may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile or otherwise) to the other Parties.

(e)           This Amendment, together with the Merger Agreement (as amended by this Amendment) and the Exhibits, and Company Disclosure Schedule to the Merger Agreement, and the other instruments delivered pursuant to the Merger Agreement and the Confidentiality Agreement (collectively, the “Transaction Documents”), constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

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(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

MINES MANAGEMENT, INC.

By:	/s/ Glenn M. Dobbs
Name:	Glenn M. Dobbs
Title:	Chief Executive Officer

HECLA MINING COMPANY

By:	/s/ David C. Sienko
Name:	David C. Sienko
Title:	Vice President & General Counsel

HL IDAHO CORP.

By:	/s/ Luther J. Russell
Name:	Luther J. Russell
Title:	President